Exhibit 21

NATIONAL HOLDINGS CORPORATION
September 30, 2016

The following is a list of subsidiaries of the company as of September 30, 2016, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary Name	State of Incorporation	Percentage of Voting Securities Owned
National Securities Corporation	Washington	100%
National Asset Management, Inc.	Washington	100%
National Insurance Corporation	Washington	100%
Gilman Ciocia, Inc.	Delaware	100%
vFinance, Inc.	Delaware	100%
vFinance Investments, Inc.	Florida	(1)
GC Capital Corp.	Delaware	(2)
vFinance Investments Holdings, Inc.	Florida	(3)
vFinance Holdings, Inc.	Florida	(3)
Prime Capital Services, Inc.	New York	(2)(4)
Asset & Financial Planning, LTD.	New York	(2)(5)
Prime Financial Services, Inc.	Delaware	(2)(6)

(1) Indirectly wholly owned by our company, 100% owned by vFinance Investment Holdings, Inc.
(2) Indirectly wholly owned by our company, 100% owned by Gilman Ciocia, Inc.
(3) Indirectly wholly owned by our company, 100% owned by vFinance, Inc.
(4) BDW filed January 2, 2014
(5) Operations ceased May 2014, business combined with National Asset Management, Inc.
(6) Operations consist solely of collecting trails on historic insurance business. All new business written under National Insurance Corporation